[STEVENS & LEE LETTERHEAD]



                        ___________, 199_



Board of Directors
Liberty Savings Bank, F.S.B.
21 South Centre Street
Pottsville, PA 17901

Re: Holding company formation and acquisition by holding company of all of the outstanding common stock of Liberty Savings
     Bank, F.S.B.

Lady and Gentlemen:

     You have requested our opinion in connection with the following transactions (collectively, the "Reorganization") contemplated by the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of _________, 1998, between and among Liberty Centre Bancorp, Inc. ("Bancorp"), Liberty Savings Bank, F.S.B. (the "Bank"), and Liberty Savings Interim Federal Savings Bank ("Interim Bank"), pursuant to which:

       (i) the Bank will form and initially acquire all of the outstanding Bancorp Common Stock;

       (ii) Bancorp will form and initially acquire all of the outstanding Interim Bank Common Stock;

       (iii)   Interim Bank will merge into the Bank (the "Bank
               Merger"), with the Bank surviving such merger and acquiring all of the assets of Interim Bank (if any);

       (iv)    each outstanding share of Interim Bank Common
               Stock will, automatically and by operation of law, be exchanged for one share of Bank Common Stock;

       (v) each outstanding share of Bank Common Stock (other than the stock issued under Clause (iv) and any stock surrendered in accordance with the exercise of dissenters' rights) will, automatically and by operation of law, be exchanged for one share of Bancorp Common Stock; and

       (vi)    each outstanding share of Bancorp Common Stock
               (other than the stock issued under Clause (v)) will, automatically and by operation of law, be canceled.

     No fractional shares of Bank Common Stock are outstanding. Accordingly, no fraction shares of Bancorp Common Stock will be issued pursuant the Reorganization. Bank shareholders will be
<PAGE 1> entitled to exercise dissenters' rights in connection with the Reorganization by complying with the requirements of federal regulations.

     Attached to and trading with each share of Bank Common Stock are certain "poison pill" rights issued pursuant to an agreement between the Bank and Chase Mellon Shareholder Services, L.L.P.
On the Effective Date of the Bank Merger, such rights will, automatically and by operation of law, become substantially similar rights with respect to the Bancorp Common Stock issued in the Reorganization (the "Bancorp Stock Rights").

     As a result of the foregoing, the Bank will become a wholly-owned subsidiary of Bancorp, and all of the outstanding shares of Bancorp Common Stock will initially be owned by the shareholders of the Bank immediately prior to the Bank Merger.

     This opinion is being furnished pursuant to Sections 8.1(d) and 8.2(c) of the Reorganization Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Reorganization Agreement and its exhibits.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of the Bank, including certain written representations of the management of the Bank annexed hereto.
The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the IRC, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed relevant.

     Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes: <PAGE 2>

     1.  The Reorganization (a) will constitute a
"reorganization" within the meaning of IRC Section 368(a)(1)(A), and (b) will not be disqualified by reason of the fact that stock of Bancorp is issued in the transaction, as permitted by IRC
Section 368(a)(2)(E).

     2. Bancorp, the Bank and Interim Bank will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. No gain or loss will be recognized by Bancorp on the constructive receipt of Bank Common Stock in exchange for Interim
Bank Common Stock surrendered in the Reorganization.

     4. The basis of the Bank Stock to be received by Bancorp in the Reorganization will be determined pursuant to Treasury
Regulation 1.358-6(c)(2).

     5. No gain or loss will be recognized by the Bank or Interim Bank solely by reason of the transfer of Interim Bank's assets (if any) to the Bank in the Bank Merger.

     6. The basis of Interim Bank's assets (if any) in the hands of the Bank will be the same as the basis of such assets in the hands of Interim Bank immediately prior to the Bank Merger.

     7. The holding period of Interim Bank's assets (if any) in the hands of the Bank will include the period during which such assets were held by Interim Bank.

     8. No gain or loss will be recognized by the shareholders of the Bank on the constructive receipt of Bancorp Common Stock in exchange for Bank Common Stock surrendered in the Reorganization.

     9. The Bancorp Stock Rights will not constitute "other property" within the meaning of IRC Section 356(a)(1)(B).

     10. The basis of the Bancorp Common Stock constructively received by the Bank shareholders in the Reorganization will be the same as the basis of the Bank Common Stock surrendered in exchange therefor.

     11. The holding period of the Bancorp Common Stock constructively received by the Bank shareholders in the Reorganization will include the period during which they held their Bank Common Stock, provided the shares of Bank Common Stock are held as a capital asset on the Effective Date of the Reorganization.

     We call your attention to the fact that certain portions of this opinion relating to the federal income tax treatment of Bank
<PAGE 3> shareholders may not be applicable to persons who
received their Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

     Except as set forth above, we express no other opinion as to the tax consequences of the Reorganization and related transactions to any party under federal, state, local or foreign laws.


                                   Very truly yours,  <PAGE 4>